Exhibit 1

27 September 2006

Manager Companies

Company Announcements Office

Australian Stock Exchange Ltd

Level 4, Stock Exchange Centre

20 Bridge St

Sydney NSW 2000

Dear Sir

Presentation by Rinker CEO to NYSSA Construction Materials Conference
New York 26 September 2006

Please find attached a presentation given by the CEO of Rinker Group Limited (“Rinker”), David Clarke, to institutional analysts and portfolio managers at the New York Society of Security Analysts (NYSSA) Construction Materials Conference held in New York at the NYSSA offices on Tuesday 26 September, 2006 (overnight Sydney time).

As advised in our notification to the Australian Stock Exchange (ASX) last week, an archived audio webcast of the presentation is accessible via the Rinker website www.rinker.com.

Yours faithfully

Luke Keighery

Manager Investor Services

Rinker Group Limited ABN 53003433118

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6600 Facsimile (02) 9412 6666

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[LOGO]

www.rinker.com

Rinker Group Limited

David Clarke – CEO

Presentation to NYSSA conference – September 26, 2006

Forward-looking statements

This presentation contains a number of forward-looking statements. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the U.S. Securities and Exchange Commission. Rinker disclaims any intention or obligation to update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Rinker in 2006…around 80% of revenue and earnings comes from the US subsidiary, Rinker Materials Corporation

[LOGO]

U.S.

[LOGO]

• Revenue	US$4.0bn
• Employees	11,200
• Plants	415
• Located in US

Aggregate	(101 m tons)
Concrete	(18 m cubic yds)
Cement	(4.2 m tons)
Asphalt	(4.4 m tons)
Concrete pipe and products	(3.8 m tons pipe capacity)
Gypsum supply	(distribution)

Australia

[LOGO]

• Revenue	US$1.1bn
• Employees	3,200
• Plants	355
• Located Australia & China

Aggregate	(30 m tons)
Concrete	(9.4 m cubic yds)
Cement	(3.8 m tons -JV)
Concrete pipe and products	(0.6 m tons)

[CHART]

All data based on year end March 2006

[LOGO]

Rinker group revenue and geographic split

YEM06 revenue by product

[CHART]

Note: Revenue includes Based on US$ revenue

YEM06 revenue by geography

[CHART]

Note: Revenue excludes internal external revenue between Rinker group Based on US $ revenue

Strong, consistent growth and improved performance (1)

	Year ended March 06			3 months ended June 06
	US$ m	change		US$ m	change
Revenue	5,108	+19%		1,458	+18%
EBIT (2)	1,146	+48%		324	+27	%*
EBITDA (3)	1,355	+40%		378	+24	%*
Net profit (PAT) (4)	740	+50%		206	+28	%*
Free cash flow (5)	679	+63%		147	-15%
ROFE (6)	37.6%	+10.3	pp	37.6%	+6.8	pp
ROE (7)	27.6%	+8.2	pp	31.1%	+9.2	pp
EPS	80.2c	+53%		22.7c	+32	%*

* Measured on a comparable basis – that is, excluding one-off divestment in YEM06 of a Las Vegas quarry. Year end March 06 percentage changes have not been adjusted for this one-off.

Return on funds employed strong across all segments

Year ended March 06

	YEM06	YEM05
Aggregates	31.4%	25.1%

Cement	41.0%	35.9%

Concrete, block & asphalt	42.3%	31.4%

Concrete pipe	42.6%	26.4%

Rinker Materials (US$)	40.5%	30.1%

Readymix (A$)	26.7%	21.8%

Rinker Group Limited (US$)	37.6%	27.3%

Rinker Group Limited performance and growth since 2001 Sales up 16% p.a. compound; EPS up 34% p.a. compound

Sales – CAGR 16%	EBITDA – CAGR 24%

[CHART]	[CHART]

EBIT – CAGR 28%	EPS – CAGR 34%

[CHART]	[CHART]

All data is year end March

Some forecasts predict steady US construction spend… slower housing but stronger non-residential & public activity

[CHART]

	YED05		YED06		YED07
House starts	‘000	change	‘000	change	‘000	change
NAHB			1,869	-9.6%	1,686	-9.8%
PCA	2,071		1,919	-7.3%	1,767	-7.9%

Source:  Dollar forecast is Portland Cement Ass’n (PCA) Summer 2006 (released August). Put in Place activity forecast (constant 1996$) House starts – PCA Summer 06 forecast; National Ass’n of Home Builders (NAHB) Sept 2006

Housing potentially impacted more in key Rinker states

Housing permits(1)

	FL	AZ	NV	US

Single family (YTD Jul 06 vs YTD Jul 05)	-13.7%	-21.1%	-10.1%	-9.0%

Multi family (YTD Jul 06 vs YTD Jul 05)	-14.9%	+25.1%	+87.3%	+4.1%

Total permits (YTD Jul 06 vs YTD Jul 05)	-14.0%	-16.4%	+8.2%	-6.2%

Portland cement consumption(2)

	FL	AZ	NV	US

YTD July 06 vs YTD July 05	+7.1%	+3.4%	+9.3%	+3.9%

Source:	1. US Census Bureau
2. Portland Cement Association

Cement usage significantly higher in non-residential and public infrastructure construction compared with residential

Cement intensity - 2005

Metric tons per
US$1 million of construction

[CHART]

Source: Portland Cement Association

Public construction/infrastructure outlook remains strong in Rinker’s key states

DOT BUDGETS

Arizona	FY 04-08	FY 05-09	FY 06-10	FY 07-11
State	1,419.5	1,817.3	3,070.2	3,736.3
Federal	2,523.5	1,968.7	2,046.8	2,101.7
Total	3,943.0	3,786.0	5,117.0	5,838.0
		-4.0%	35.2%	14.1%

	Actual	Actual	Budget *	Budget
Florida	FY 05	FY 06	FY 07	FY 08
State	1,716.8	1,646.0	3,840.2	2,549.9
Federal	1,287.5	1,276.6	1,443.9	885.2
Total	3,004.3	2,922.6	5,284.1	3,435.1
		-2.7%	80.8%	-35.0%

Nevada	FY 06-10
State	n/a
Federal	1,296.0
Special projects	400.0
Total	1,696.0
30.3%

COMMENTS

Proposition 400 funding (est. US$15.8b over 20 yrs) to fund Phoenix projects; Az SAFE-TEA funding up 40.7%. Key Az projects upcoming:  US$234m Hoover Dam bypass, I-10 & I-19 from Tucson to Nogales and Mexico

11-year US$9b bond-funded Growth Management Plan to relieve backlog plus higher general budget spend on roads and infrastructure. Vehicle miles rose 38% 99-04.

* Includes “roll money”; would expect roll money to go into FY08 subsequently

SAFETEA spend over five years plus US$400m in “special projects”

FY: end 30 June

Source: Rinker research

Florida – DOT contract lettings for 2006/07 up 77%

$ millions

[CHART]

$ millions

	Breakdown
	2005/06	2006/07
Bridge	94	261
Safety	76	41
Resurface	701	825
Traffic	48	23
Roadway	1,129	2,537
LAP	32
Total	2,080	3,687

Significant projects

		Letting
	$ m	month

Add lanes - I-75 from Golden gate Parkway	421	Feb
Add lanes - I-95 from S of SR519	124	Sep
Add lanes - I-95 from S of SR514	166	Jan
Intermodal hub - Miami intermodal ctr	189	Jul
New road - NW 25 Street viaduct from SR826	84	Aug
Add lanes - widen SR-91 from SR400	137	Mar
	1,121

Source: Florida DOT

Non residential construction continuing to improve with forecasters predicting strong growth in 2006 & 2007

Non-residential construction - forecast year-on-year change

	2006	2007

Dodge	7.1%	5.5%

Portland Cement Association	7.6%	7.2%

Economy.com	6.6%	2.6%

FMI	8.1%	8.7%

Global Insight	7.1%	8.0%

Reed Business	8.3%	8.6%

CONSENSUS	7.5%	6.8%

Source: American Institute of Architects (June 06 Report) and Rinker research

Office vacancy rates in key Rinker markets have improved sharply and include some of the lowest in the US

	Q2 ‘06	Q2 ‘05	Change

Ft Lauderdale	11.0	18.6	41%

Miami	9.8	14.6	33%

Palm Beach County*	8.5	9.4	10%

Orlando	8.8	9.5	7%

Tampa	18.6	15.1	up23%

Phoenix	11.1	16.7	33%

Las Vegas	7.8	10.3	24%

US average	12.2	13.4	9%

Source: CB Richard Ellis 2Q 2006 report

Based on Downtown markets

* Downtown data not available; metropolitan used instead

Markets with the lowest office vacancy rates across the US Most are major Rinker markets

Metropolitan

Manhattan, D/T	6.7

Orange County	7.3

Ft Lauderdale*	8.3

Palm Beach County*	8.5

Miami*	8.7

Downtown

Charlotte*	5.6

Manhattan, M/T	5.7

Washington D.C.	7.1

Las Vegas*	7.8

Orlando*	8.8

Suburban

Orange County	7.3

Ft Lauderdale & Tuscon*	7.7

Miami*	8.2

Honolulu	8.3

Palm Beach County*	8.5

Source: CB Richard Ellis 2Q 2006 report

*  Rinker services these areas

Strong visitor traffic in key Rinker states supports growth in hotels, casinos and tourism-related construction

[CHART]

Source:  Arizona Office of Tourism, Visit Florida tourism marketing corporation, Las Vegas visitor information services

Forecasters predict strong growth in non-residential/commercial construction for Florida with many key projects underway

Woolbright development	Greater Miami: Carter Square 67,000 sq ft & London Square 325,000 sq ft.

The Collection at Vanderbilt (Naples) 253,000 sq ft retail,& 35,000 sq ft office space

Forest City Enterprises & Magna Entertainment	Lifestyle center adjacent to Gulfstream Park in Hallendale. Project includes retail, entertainment, restaurants, and 400 high-end condos. Completion Fall 2008.

The Sembler Company

Legacy Place in Palm Bch Gardens: 394,000 sq ft retail and 34,000 sq ft office space. Expected to open this fall. Boynton Town Center (Boynton Beach): 400,000 sq ft retail, 10,000 sq ft office space & 1,200 residential units. Expected completion March 2007

Stiles Corporation	The Shoppesat Veranda Falls in Port. St. Lucie: 95,00 sq ft of retail shopping space, a 45,000 sq ft Publix, and 48,000 sq ft of in-line retail space.

Developers Diversified Realty	Homestead Pavilion, The Mercato: Two-phase 500,000 sq ft retail project. Scheduled to open in 2007.

The LutgertCompanies	The Mercato in Naples: 325,000 sq ft of retail, 100,000 sq ft of office space, 175 residential units and 65 hotel rooms. Expected completion Q1 2007.

Casto Lifestyle Properties	Sarasota Bayside: Project will include retail, restaurants, office space and luxury condominiums. Expected to open 2008.

Main Street at Lakewood Ranch: 120,000 sq ft of retail, 8-screen movie theater, restaurants, a day spa, 46,00 sq ft of office space and 64 condominiums. Lakeside Village at Lakeland: Project will include 380,000 sq ft of retail, 18 screen theater, and 80,000 sq ft of office space.

The Sembler Company	Winter Garden Village at Fowler Groves (Central Florida): Project will include 1.5 million sq ft of retail. Expected to open October 2007.

Lake Nona Property Holdings	Lake Nona (Central Florida): Project will include 1.5 million sq ft of mixed use retail, 9,000 residential units, and 950,000 sq ft of office space.

Arizona major non-residential projects

Shea Commercial , 3W Companies & Triyar.

University Square (Tempe): 1.5 million-sq.-ft., mixed-use project including a 240,000- sq.-ft. office tower, 30-story hotel condo tower with 225 rooms plus condo units, 23- story residential tower, ground floor retail & upscale restaurants. Expected early 2009.

Perini Building Company

Sheraton Downtown Hotel (Phoenix): 1000 rooms, 6,500-sq ft-fitness center + spa, outdoor pool/sundeck, 80,000-sq ft meeting space, including ballroom & 28 meeting rooms. Underground parking with over 500 spaces. Expected to open Fall 2008.

John Q. Hammons Hotels	Westgate City Center In Glendale: A 320-room Renaissance Hotel with an 80,000sq ft convention center, to open mid-2007.

Furst Properties	The Pinnacle in Kierland IV (North Scottsdale): Six-story, 210,000 sq. ft. office building. Expected to open March 2007.

Vestar Development

Tempe Marketplace: 1.3 million sq ft retail space. Expected to open summer of 2007. Canyon Trails Town Center (Goodyear): 1.2 million sq ft retail space. ETO 2007. Oro Valley Marketplace (Tucson): 800,000 sq ft retail. ETO 2007. La Fiesta (Mesa): 60 acres of retail and 60 of office, business space and a hotel. ETO Q4 07.

The Ellman Companies

Westgate City Center Phase II (Glendale): 463,000-sq ft destination retail center, 105,000-sq ft neighbourhood retail, at least one garden-style office building and a 440- unit residential district. ETO 2008

Hunt Construction Group	W Hotel (Phoenix): 190-room hotel and second-tallest building in Downtown Phoenix. To open early 2008. Plans also for 170 condos.

Higgins Development Partners & The Plaza Companies	ASU Sky Song (Scottsdale): Mixed-use project of 1.2 million sq ft office, research and retail space, and a hotel /conference center. Also multi-family residential units.

TriYar Hospitality LLC	W Hotel (Scottsdale): Hotel and residences with 225 guestrooms, spa, restaurant, two bars and up to 30 luxury condominiums. Expected 2007.

Las Vegas, Nevada major non-residential projects

MGM Mirage - city center

A seven tower, US$6.5bn project. Includes a 60 story hotel and casino with 4,000 rooms, a condo tower with 1,543 units, two small boutique hotels, two residential towers and over 500,000 sq ft of retail. Estimated opening Q4 09

Mandalay Bay Tower	44 storey tower over a 2 or 3 level garage. Expected start Sep 07, completion Sep 09

Fountain Blue Resort	$3B project on 25 acres adjoining Turnberry Place. Includes a 70 storey tower and casino.

Turnberry Town Center	Includes 1M square feet of shopping, miscellaneous mid-rise and loft apartments.

Greenspun Corporation & Station Casinos	Aliante Station (North Las Vegas): Station hotel and casino in Aliante. Expected completion mid 2008.

The Edge Group & Starwood

Project includes 1500 hotel rooms, 500 condo hotel rooms, 80,000 sq ft casino, 50,000 sq ft spa & gym, 10 or more restaurants & clubs, 100,000 sq ft retail and 300,000 sq ft conference center and meeting space.

Huffman Builders West	Centennial Hills Medical Center: 12 single-storey buildings, one 60,000-sq.-ft. two- storey building, and one 90,000-sq.-ft. three storey building with a parking structure. Completion Q2 07

Montecito Cos.	Montecito Market Place second phase, 207,765 sq ft retail center.

New Frontier Hotel and Casino/Montreax	March 07 plan for construction. $2B cost.

Echelon/Boyd Gaming	$4B project similar to MGM City Center. Start January 2007.

Housing slowdown underway following 17 consecutive interest rate rises…continuing despite recent reversal

[CHART]

Source: Freddie Mac Survey & Mortgage Bankers Association of America

The proportion off investor homes in FL has grown. Correction underway as demand returns to more normal levels

	2003	2004	2005

Florida investor homes	8.8%	10.3%	12.5%

Florida 2nd homes	10.6%	12.3%	14.5%

Source: Loan Performance

The long term fundamentals remain in place….key Rinker states major beneficiaries of net domestic migration

[CHART]

Source: US Census

Florida population growth… latest electricity connections data measures ongoing momentum

Percentage change in electricity connections across Florida (July 06 vs July 05)

[CHART]

Source: Fishkindand Associates

* Change based on June 06 to June 05

Arizona population growth…a key measure is  ongoing growth in out-of-state driver’s licences surrendered

Monthly average 2000 to 2006	Top 10 originating states
Monthly average based on 7 months to 31 July 06

[CHART]	[CHART]

(1).                               Based on 7 months data to 31 July 2006 -out-of-state drivers’ licences surrendered

Source: Arizona State Government Workforce Informer

Strong employment growth continues in Rinker’s key states… Construction employment also continues to grow

	Total employment	Construction employment
	Aug 06 compared to Aug 05	Aug 06 over Aug 05	Aug 06 over July 06

Arizona	+4.6%	+10.3%	+0.5%

Nevada	+5.3%	+9.5%	+0.3%

Florida	+3.1%	+6.6%	-0.2%

U.S. average	+1.3%	+2.9%	+0.2%

Source: US Bureau of Labor Statistics. Non farm payroll data; seasonally adjusted

In key drivers of construction, forecasts show Rinker’s key states rank highly in all areas

Average annual growth 2006-2011 and state ranking amongst all US states

	Florida		Arizona		Nevada
	Avge annual		Avge annual		Avge annual
	growth	Ranking	growth	Ranking	growth	Ranking
	%		%		%

Population growth	2.0	3	2.7	2	2.9	1

Gross state product	3.9	3	3.4	9	4.2	1

Employment	2.2	4	2.4	2	2.8	1

Personal income	4.9	1	4.7	3	4.8	2

Source: Global Insight, Inc. – Regional Services Group

Cement consumption growth indicates strong construction activity is a long-term trend in key Rinker states

Portland cement consumption – compound annual growth rates (CAGR)
Top 7 states and US average

1975-1985

CAGR
Arizona*	7.9
Vermont	6.9
Florida*	6.8
Georgia	6.4
New Hampshire	6.0
Texas	5.9
Nevada*	5.7
Total U.S.	2.2

1985-1995

CAGR
Wyoming	9.9
Arizona*	8.0
Florida*	6.3
Dist of Colombia	5.0
California	4.8
Nevada*	4.8
Texas	4.3
Total U.S.	0.9

1995-2005

CAGR
Wyoming	8.3
Arizona*	7.5
Florida*	6.9
Dist of Colombia	6.7
California	6.6
Nevada*	5.8
Texas	5.7
Total U.S.	3.9

1975-2005

CAGR
Nevada*	7.1
Arizona*	5.3
Florida*	4.6
Georgia	3.9
Texas	3.2
California	3.1
South Carolina	3.0
Total U.S.	2.3

Source: Portland Cement Association

*                 Denotes Rinker key state

Pricing growth continues across the US and in our key markets - construction materials prices 1971 to July 2006

Aggregates	Cement

[CHART]	[CHART]

Concrete pipe	Ready mixed concrete

[CHART]	[CHART]

Source: Bureau of Labor statistics PPI

Strategic response to residential slowdown…initiatives target significant savings in costs

•                  Reduce costs

•                  Reduce overtime, multiple shifts, operating hours, staffing (>500 jobs cut to date)

•                  Reduce active truck count to enhance utilization rates - maintenance manning in line with active fleet

•                  Challenging all functions on staff levels, consolidation potential

•                  Optimize cement import scheduling

•                  Further cost actions in line with volume requirements

•                  Manage inventory levels and customer receivables to maintain working capital turnover

•                  Stretch out operating capital expenditures

•                  Shift to non-residential and infrastructure projects

•                  Maintain market share not volumes; prices continue to move up but moderate as input cost increases slow

[LOGO]	Most of our other markets are performing well

[GRAPHIC]

Arizona

Quarries/Sand & Gravel -29

Readymix Plants – 51

Sand & Gravel – 28

Asphalt – 15

Concrete Pipe – 1

Tennessee

Quarries/Sand Plants - 9

Ready-mix Plants – 9

Florida

Cement Plants - 2

Cement Terminals - 2

Quarries/Sand Plants - 13

Ready-mix Plants - 83

Block Plants - 24

Distribution - Bldg.Materials - 29

Concrete Pipe - 5

Revised: 11-07-05
Terri Hernandez

Australian construction remains at strong levels

[CHART]

	YEM07		YEM08
House starts	‘000	change	‘000	change
BIS	144.3	-5.8%	146.3	1.4%
HIA	149.1	-2.7%	158.7	6.5%

Source: BIS Shrapnel May 06 forecast, except Engineering which is Dec 05 forecast Value of work done - Constant 2003/04 dollars. HIA house starts: Jul 06 forecast

Rinker group strategy Value-adding growth and performance

•                  Value-adding growth via acquisitions (47 acquisitions valued at US$1.9 billion since 1998) and improving the base business, including greenfields investment

•                  Acquisitions primarily in the US but also in Australia

•                  Aggregates first – but we are very comfortable leveraging upstream (cement) or downstream (concrete and asphalt)

•                  Hold the #1 or #2 position re market share or plan to get there

•                  Prefer high growth markets but market position is key focus

•                  Aim to be the lowest cost operator in our markets

•                  Continuous operational improvement program (OIP) to reduce costs – aim to offset inflation each year

•                  Internal and external benchmarking helps drive improvement

•                  Talented people with a high performance ethic and focus on shareholder value added

•                  A safe workplace

Spending on US acquisitions and greenfields development since end March 1998 ……split roughly 2 : 1 for acquisitions

[CHART]

•                  $329m further capex committed at March 06

*                 Year ended March actuals

•                  Excludes divestments

•                  Includes working capital

Performance of acquisitions, including the largest (Kiewit), has improved strongly along with return on base business

EBITDA / Funds Employed

[CHART]

•                  Kiewit in YEM03 adjusted to include HYES02 EBITDA data prior to Rinker ownership

Acquisition multiples (historical)

ACQUISITION MULTIPLES - Major acquisitions

				multiple	multiple	US$m
acquiror	target	location	acqn date	EBITDA	EBIT	Consideration
Marietta	American Agg	US	May-97	8.1	9.8
Lafarge US	Redland US	US	Apr-98	9.5	15.6	690
Vulcan	Calmat	US	Nov-98	9.1	16.2	740
Hanson	Pioneer	AU & Global	May-00	8.7	13.7	2675
Titan	Tarmac US	US	Aug-00	5.9		636
Cemex	Southdown	US	Oct-00	6.9	8.4	2845
Lafarge SA	Blue Circle	UK	Jan-01	8.8	12.8	4772Pd
Rinker Materials	Kiewit	US	Sep-02	7.1	9.4	540
Cemex	RMC	UK	Sep-04	8.0		GBP1.78bn
Holcim	Aggregates Ind	UK	Feb-05	9.2	11.2	GBP2.3bn
			AVGE	8.1	12.1

Source:  Rinker research – based on published company data and analysts’ reports

US$52m in operational improvement cost savings aim to offset inflation

US$ millions

[CHART]

Numbers may not add due to rounding

Rinker share price performance – down 41% from its peak Has share price over-compensated for US housing correction?

Rinker share price & volume traded - Mar 03 to Sep 14, 06

[CHART]

Price / earnings multiples

[CHART]

Source: Bloomberg & Rinker as at 19 Sept 06. RIN ADR price = $47.63

Historical based on last financial year earnings to current share price

Prospective based on current financial year earnings consensus to current price

EV / EBITDA multiples

[CHART]

Source: Bloomberg & Rinker as at 19 Sept 06. RIN ADR price = $47.63

Historical based on last financial year earnings to current share price

Prospective based on current financial year earnings consensus to current price

[CHART]

Source: Bloomberg & Rinker as at 19 Sept 06.

Based on latest moving annual total to current share price

[CHART]

Source: Bloomberg & Rinker as at 19 Sept 06

Based on Net operating cash flow for latest reported financial year end

In summary… Rinker confirms guidance for this year despite housing slowdown in key US states

•                  Solid and sustained performance record over several years, including 47 acquisitions for US$1.9 bnand strong organic growth

•                  Housing correction underway in our key US states creating uncertainty but ongoing growth in non-residential and infrastructure activity

•                  Focus on maintaining market share & managing margins. Cost reduction a priority. Pricing growth should continue.

•                  Long term fundamentals which drive construction activity -e.g. population and employment growth -remain in place

•                  Balance sheet strong even after capital return, special dividend, and implementation of up to 5% share buyback

•                  Priority is value-adding growth from acquisitions, greenfields investment and improving the base business

•                  YEM07 EPS profit guidance maintained:  up 13-21% on YEM06 (excluding one-off gains & impact of capital return and special dividend). EPS forecast range: 84-90 US cents (excludes buyback)

[LOGO]

Important notes

1.              A-IFRS

Rinker has adopted Australian Equivalents to International Financial Reporting Standards (A-IFRS) as of the year ended 31 March 2006 (YEM06). Comparative results for the year ended 31 March 2005 have been recast to reflect A-IFRS standards. All quarterly and half year results for YEM06 and YEM05 are also presented on an A-IFRS basis.

US$ accounts

Rinker’s US and Australian subsidiaries each generate all revenue and incur all costs in their local currency. As a result, directors believe their performance is best measured in their local currency. At the group level, Rinker Materials represents around 80% of revenue. As a result, US$ performance represents the most appropriate measure of Rinker performance and value.

Use of Non-GAAP Information

Rinker believes that its business should be assessed using a variety of measures. All measures used in this presentation are based on financial information prepared in accordance with Australian Generally Accepted Accounting Principles (GAAP), which, for Rinker are now contained in A-IFRS. However, certain financial information used in this presentation is not separately defined in GAAP. The US Securities and Exchange Commission (SEC) requires that any such non-GAAP financial information included in this presentation be reconciled to GAAP financial information. Accordingly, footnotes reconciling such non-GAAP financial information have been included at the end of this presentation.

Use of pro-forma results prior to the year ended 31 March 2004

The results of the Rinker group prior to the year ended 31 March 2004 (YEM04), did not reflect the businesses that comprised the Rinker group on demerger from CSR Limited in accordance with an order of the Federal Court on 28 March 2003. Accordingly, unaudited pro forma financial information has been prepared for YEM03 and prior periods. Additionally, for YEM 04 and prior periods, pro forma adjustments have been made for significant A-IFRS changes.

2                 EBIT represents profit before finance and income tax expense.

3                 EBITDA represents EBIT before Depreciation and Amortisation (DA):

	EBITDA	DA	EBIT	EBITDA	DA	EBIT
Year Ended 31 March	2006	2006	2006	2005	2005	2005
Segment
Rinker Materials
Aggregate (US$m)	324.7	62.2	262.5	248.2	52.8	195.4
Cement (US$m)	156.4	14.0	142.4	131.1	13.4	117.7
Concrete, block, asphalt (US$m)	426.9	52.5	374.4	257.8	45.4	212.4
Concrete pipe and products (US$m)	158.1	24.8	133.3	114.3	24.8	89.5
Other (US$m)	72.1	5.7	66.4	36.1	11.5	24.6
Total Rinker Materials (US$m)	1,138.2	159.2	979.0	787.5	147.9	639.6
Readymix (US$m)	228.8	49.7	179.1	194.0	47.1	146.9
Readymix (A$)	303.0	66.3	236.7	263.4	63.7	199.7
Corporate (US$m)	(12.5)	—	(12.5)	(11.4)	—	(11.4)
Total Rinker (US$m)	1,354.5	208.9	1,145.6	970.1	195.0	775.1

3                 EBITDA represents EBIT before Depreciation and Amortisation (DA) (cont.)

	EBITDA	DA	EBIT	EBITDA	DA	EBIT
Quarter Ended 30 June	2006	2006	2006	2005	2005	2005
Segment
Rinker Materials
Aggregate (US$m)	94.8	15.4	79.4	76.9	14.8	62.1
Cement (US$m)	43.3	3.6	39.7	35.1	3.4	31.8
Concrete, block, asphalt (US$m)	133.1	15.1	118.0	92.6	12.3	80.3
Concrete pipe and products (US$m)	45.9	6.2	39.7	40.3	6.1	34.2
Other (US$m)	13.5	1.5	12.0	38.8	1.3	37.5
Total Rinker Materials (US$m)	330.6	41.8	288.8	283.7	37.9	245.8
Readymix (US$m)	50.4	12.5	37.9	54.1	13.0	41.1
Readymix (A$)	67.0	16.6	50.4	70.4	16.9	53.5
Corporate (US$m)	(2.9)	—	(2.9)	(2.4)	—	(2.4)
Total Rinker (US$m)	378.1	54.2	323.8	335.4	50.9	284.5

4                 Profit after tax (PAT) represents Net profit attributable to members of Rinker Group Limited.

5                 Reconciliation of Free Cash Flow

Free Cash Flow represents Net cash from operating activities less (1) operating capital expenditures included in cashflows from purchase of property, plant and equipment, (2) interest paid and (3) payment for shares held in trust under long-term incentive plans.

	Information under A-IFRS US$ million
Twelve months ended 31 March	2006	2005
Profit before finance and income tax expense	1,145.6	775.1
Depreciation and amortisation	208.9	195.0
Net income tax (paid)	(360.8)	(231.1)
Change in working capital	(74.4)	(86.9)
Loss on asset sales	(58.9)	3.2
Interest received	22.4	20.8
Other	59.6	2.7
Net Cash from operating activities	942.4	678.8
Operating capital expenditure	(197.9)	(193.3)
Interest paid	(43.2)	(49.2)
Payments for shares held in trust	(22.7)	(19.4)
Free Cash Flow	678.6	416.9

Capital expenditure summary:
Operating capital expenditure	(197.9)	(193.3)
Development capital expenditure	(185.8)	(87.8)
Total purchase of property plant and equipment	(383.7)	(281.1)
Purchase of businesses	(160.8)	(33.2)
Total capital expenditure	(544.5)	(341.3)

5                 Reconciliation of Free Cash Flow

Free Cash Flow represents Net cash from operating activities less (1) operating capital expenditures included in cashflows from purchase of property, plant and equipment, (2) interest paid and (3) payments for shares held in trust under long-term incentive plans.

	US$ million
Quarter ended 30 June	2006	2005
Profit before finance and income tax expense	323.8	284.5
Depreciation and amortisation	54.2	50.9
Net income tax (paid)	(28.7)	(9.0)
Change in working capital	(102.3)	(60.1)
(Profit)/loss on asset sales	(1.4)	(32.2)
Interest received	5.4	8.0
Other	(23.0)	(22.3)
Net Cash from operating activities	228.0	219.8
Operating capital expenditure	(45.0)	(41.7)
Interest paid	(5.7)	(5.4)
Payments for shares held in trust	(30.1)	—
Free Cash Flow	147.2	172.7

Capital expenditure summary:
Operating capital expenditure	(45.0)	(41.7)
Development capital expenditure	(46.2)	(29.6)
Total purchase of property plant and equipment	(91.2)	(71.3)
Purchase of businesses	(0.6)	(11.5)
Total capital expenditure	(91.8)	(82.8)

6                 Reconciliation of Return on Funds Employed (ROFE)

Return on funds employed represents previous 12 months’ EBIT divided by end of period funds employed.

		Funds			Funds
US$ million	EBIT	Employed	ROFE	EBIT	Employed	ROFE
As At and Year ended 31 March	2006	2006	2006	2005	2005	2005
Aggregates	262.5	837.1	31.4%	195.4	779.7	25.1%
Cement	142.4	347.5	41.0%	117.7	327.8	35.9%
Concrete, block, asphalt	374.4	885.4	42.3%	212.4	676.0	31.4%
Concrete pipe and products	133.3	312.5	42.6%	89.5	339.2	26.4%
Other	66.4	35.6	n.a.	24.6	5.0	n.a.
Total Rinker Materials	979.0	2,418.1	40.5%	639.6	2,127.7	30.1%
Readymix (US$)	179.1	634.5	28.2%	146.9	705.6	20.8%
Readymix (A$)	236.7	886.8	26.7%	199.7	914.9	21.8%
Corporate	(12.5)	(4.1)	n.a.	(11.4)	4.9	n.a.
Consolidated Rinker group	1,145.6	3,048.5	37.6%	775.1	2,838.2	27.3%

Reconciliation of Return on Funds Employed (ROFE)

Return on funds employed represents previous 12 months’ EBIT divided by end of period funds employed.

		Funds			Funds
US$ million	EBIT	Employed	ROFE	EBIT	Employed	ROFE
As At and Year ended 30 June	2006	2006	2006	2005	2005	2005
Aggregates	279.9	835.1	33.5%	208.1	783.6	26.6%
Cement	150.4	365.8	41.1%	123.6	321.6	38.4%
Concrete, block, asphalt	411.9	900.1	45.8%	249.6	666.3	37.5%
Concrete pipe and products	138.9	318.3	43.6%	100.6	325.4	30.9%
Other	40.9	66.9	n.a.	56.1	43.7	n.a.
Total Rinker Materials	1,022.0	2,486.2	41.1%	738.0	2,140.6	34.5%
Readymix (US$)	176.0	674.2	26.1%	150.9	701.3	21.5%
Readymix (A$)	233.7	911.8	25.6%	200.7	918.3	21.9%
Corporate	(13.0)	(5.8)	n.a.	(11.7)	3.6	n.a.
Consolidated Rinker group	1,185.0	3,154.6	37.6%	877.2	2,845.5	30.8%

7                 Reconciliation of Return on Equity (ROE)

Return on Equity represents the previous 12 months’ Net profit attributable to members of Rinker Group Limited divided by Equity attributable to members of Rinker Group Limited.

	US$ million
	31 March	31 March
As At and Year ended	2006	2005
Net profit attributable to members of Rinker Group Limited	740.2	493.2
Equity attributable to members of Rinker Group Limited	2,678.2	2,543.8
ROE	27.6%	19.4%

Reconciliation of Return on Equity (ROE)

Return on Equity represents the previous 12 months’ Net profit attributable to members of Rinker Group Limited divided by Equity attributable to members of Rinker Group Limited.

	US$ million
	30 June	30 June
As At and Year ended	2006	2005
Net profit attributable to members of Rinker Group Limited	765.0	562.2
Equity attributable to members of Rinker Group Limited	2,456.8	2,562.9
ROE	31.1%	21.9%